Exhibit 99
                                First Banks, Inc.
                               St. Louis, Missouri


Contacts: Allen H. Blake                     Terrance M. McCarthy
          President and                      Senior Executive Vice President and
          Chief Executive Officer            Chief Operating Officer
          First Banks, Inc.                  First Banks, Inc.
          (314) 592-5000                     (314) 592-5000

Traded:   NASDAQ
Symbol:   FBNKM - (First  Preferred  Capital  Trust III,  an affiliated trust of
                  First Banks, Inc.)

Traded:   NYSE
Symbol:   FBSPrA -(First  Preferred  Capital  Trust IV,  an  affiliated trust of
                  First Banks, Inc.)

FOR IMMEDIATE RELEASE:

            First Banks, Inc. Announces Fourth Quarter 2005 Earnings

         St. Louis, Missouri, January 25, 2006. First Banks, Inc. ("First Banks" or the "Company") reported net income for the year ended December 31, 2005 of $96.9 million, compared to $82.9 million for 2004, an increase of 16.9%. The Company's return on average stockholders' equity and average assets for the year ended December 31, 2005 were 15.11% and 1.10%, respectively, compared to 14.44% and 1.10% for 2004. For the three months ended December 31, 2005, the Company reported net income of $20.4 million, compared to $18.9 million for the comparable period in 2004. Return on average stockholders' equity and average assets for the fourth quarter of 2005 were 11.94% and 0.89%, respectively, compared to 12.55% and 0.93% for the comparable period in 2004.

         Allen H. Blake, President and Chief Executive Officer of First Banks, said, "The Company has strengthened its earnings while simultaneously focusing on growing our banking franchise, both through internal growth and acquisitions of banks in our target markets." Mr. Blake added, "On October 31, 2005, we expanded our footprint in the Chicago metropolitan area with the acquisition of Northway State Bank, which added one banking office in Grayslake. We have also recently expanded our Texas banking franchise, primarily in the Dallas metropolitan area, with our acquisition of First National Bank of Sachse that we completed on January 3rd and our purchase of the East Renner Road branch office of Dallas National Bank in Richardson that we completed on January 20th. In addition, we recently announced the signing of an agreement to acquire First Independent National Bank, which currently operates two banking offices in Plano, Texas, situated in Collin County, and is in the process of opening a de novo branch banking office in the Preston Forest Shopping Center in Dallas County."

         Total assets increased $437.5 million to $9.17 billion at December 31, 2005, compared to $8.73 billion at December 31, 2004. The overall increase in total assets was the result of both internal growth and our 2005 acquisitions. The increase reflects an $882.8 million increase in loans, net of unearned discount, primarily funded by an increase in deposits of $389.9 million and a reduction of investment securities of $472.6 million. Additionally, the Company repaid $59.3 million of its subordinated debentures through the redemption of the First Preferred Capital Trust II trust preferred securities on September 30, 2005. This was partially funded by the proceeds of a $100.0 million term loan under the Company's amended secured credit agreement completed in August 2005.

The 2005 acquisitions of Northway State Bank, International Bank of California and FBA Bancorp, Inc. provided total assets of $50.4 million, $151.6 million and $73.3 million, respectively, on their respective acquisition dates. The acquisitions, in aggregate, provided increases in total assets, loans, net of unearned discount, and total deposits of $275.3 million, $209.6 million and $233.0 million, respectively, on their respective acquisition dates.

         Net interest income experienced continued growth, increasing to $87.1 million and $325.7 million for the three months and year ended December 31, 2005, respectively, from $74.1 million and $300.0 million for the comparable periods in 2004. Average earning assets were $8.42 billion and $8.15 billion for the three months and year ended December 31, 2005, respectively, compared to $7.43 billion and $6.91 billion for the comparable periods in 2004, reflecting increases of 13.3% and 18.0%, respectively. Net interest margin was 4.12% and 4.01% for the three months and year ended December 31, 2005, respectively, compared to 3.99% and 4.36% for the comparable periods in 2004. The increase in interest income during 2005 is primarily attributable to the increase in interest-earning assets provided by the Company's 2004 and 2005 acquisitions, internal loan growth coupled with higher interest rates on loans, and higher-yielding investment securities. However, the Company's net interest income was adversely affected by a decline in earnings on the interest rate swap agreements that were entered into in conjunction with its interest rate risk management program to mitigate the effects of decreasing interest rates. These derivative financial instruments reduced net interest income by $1.1 million for the fourth quarter of 2005, in comparison to improving net interest income by $5.4 million for the comparable period in 2004. Furthermore, these derivative financial instruments increased net interest income by $2.2 million and $50.1 million for the years ended December 31, 2005 and 2004, respectively. Additionally, interest expense increased as a result of higher interest rates on deposits and a redistribution of deposit balances toward higher-yielding products, increased levels of borrowings coupled with increased rates on such borrowings, including a $100.0 million term loan, and the issuance of $61.9 million of subordinated debentures late in 2004, partially offset by the redemption of $59.3 million of 10.24% subordinated debentures on September 30, 2005.

         Nonperforming assets were $98.9 million at December 31, 2005, compared to $70.6 million at September 30, 2005 and $89.8 million at December 31, 2004. Loans past due 90 days or more and still accruing interest decreased $23.1 million to $5.6 million at December 31, 2005, compared to $28.7 million at December 31, 2004. Nonperforming loans were 1.38% of loans, net of unearned discount, at December 31, 2005, compared to 1.02% at September 30, 2005 and 1.40% at December 31, 2004. While the Company showed a 21.4% improvement in the level of nonperforming assets during the first nine months of 2005 as a result of the sale of certain acquired nonperforming loans, strengthening of certain loans, and loan payoffs and/or external refinancing of various credits, the level of nonperforming assets increased $28.3 million during the fourth quarter of 2005. This increase primarily resulted from further deterioration of a few large relationships in the Midwest region, including a single relationship of approximately $14.9 million that was acquired in the purchase of CIB Bank. Nonperforming loans associated with the acquisition of CIB Bank, which continue to represent a significant portion of total nonperforming assets, were $55.0 million at December 31, 2005, compared to $32.8 million at September 30, 2005 and $50.5 million at December 31, 2004. Additionally, at December 31, 2005, the Company recognized $7.6 million of loan charge-offs in conjunction with the transfer of approximately $59.7 million of nonperforming loans to its held for sale portfolio, which included several relationships that deteriorated during the fourth quarter of 2005 as previously discussed.

         The allowance for loan losses was $135.3 million at December 31, 2005, compared to $150.7 million at December 31, 2004. The Company recorded a provision for loan losses of $4.0 million for the three months ended December 31, 2005 and a negative provision for loan losses of $4.0 million for the year ended December 31, 2005, in comparison to a provision for loan losses of $2.5 million and $25.8 million recorded for the three months and year ended December 31, 2004, respectively. The provision for loan losses of $4.0 million recorded in the fourth quarter of 2005 resulted from further deterioration of a few large credit relationships in the Midwest region during the quarter and partially offset the negative provision for loan losses of $8.0 million recorded for the first nine months of 2005 as a result of an improvement in nonperforming loans from December 31, 2004 to September 30, 2005, as previously discussed. The allowance for loan losses as a percentage of nonperforming loans was 139.73% at December 31, 2005, compared to 175.65% at December 31, 2004. Net loan charge-offs were $8.6 million and $13.4 million for the three months and year ended December 31, 2005, respectively, compared to $6.1 million and $24.8 million for the comparable periods in 2004. Net loan charge-offs for the fourth quarter of 2005 included $7.6 million of charge-offs associated with the $59.7 million of loans transferred to the held for sale portfolio at December 31, 2005, as previously discussed.

         Noninterest income was $23.3 million and $94.7 million for the three months and year ended December 31, 2005, respectively, compared to $20.8 million and $83.5 million for the comparable periods in 2004. The increase in 2005 reflects increases in gains on loans sold and held for sale, investment management fees associated with the Company's institutional money management subsidiary, service charges on deposit accounts, customer service fees related to higher deposit balances, and increases in gains, net of losses, on the sale of certain assets, primarily related to the commercial leasing portfolio. The Company's termination of a $50.0 million term repurchase agreement and the related sale of certain investment securities associated with repurchase agreements in the fourth quarter of 2005 resulted in a $2.9 million loss on the sale of available-for-sale securities. The increase in noninterest income also reflects the recognition of recoveries of certain loans that had been charged-off prior to the date of acquisition by First Banks, the reversal of a specific reserve upon the cancellation of a letter of credit, partially offset by the recognition of an impairment charge on the Company's small business lending servicing assets.

         Noninterest expense was $75.3 million and $276.3 million for the three months and year ended December 31, 2005, respectively, compared to $63.1 million and $229.5 million for the comparable periods in 2004. The Company's efficiency ratio was 68.21% and 65.72% for the three months and year ended December 31, 2005, respectively, compared to 66.44% and 59.84% for the comparable periods in 2004. The increase in noninterest expense and the efficiency ratio for 2005 was attributable to increased expense levels resulting from the 2004 and 2005 acquisitions, which added a total of 27 branch offices, the addition of five de novo branch offices in 2004 and 2005, significant charitable contributions expense, and increases in salaries and employee benefits expense. The increase in salaries and employee benefits expense primarily resulted from the impact of recent acquisitions and costs associated with employing and retaining qualified personnel, including enhanced incentive compensation and employee benefit plans. The Company contributed $4.0 million to certain charitable foundations during the fourth quarter of 2005 and $1.5 million to a St. Louis urban revitalization development project during the second quarter of 2005. The increase in noninterest expense was also attributable to increased information technology fees resulting from the Company's system conversions of recent acquisitions and continued enhancement of technological equipment, networks and communication channels, and expenditures and losses, net of gains, on other real estate, which increased primarily as a result of a gain recorded in the first quarter of 2004 on the sale of a foreclosed residential and recreational development property.

         First Banks had assets of $9.17 billion at December 31, 2005 and currently operates 179 branch banking offices in Missouri, Illinois, California and Texas.

                                      # # #

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, statements about First Banks' plans, objectives, estimates or projections with respect to our future financial condition, expected or anticipated revenues with respect to our results of operations and our business, expectations and intentions and other statements that are not historical facts. Such statements are based upon the current beliefs and expectations of First Banks' management and are subject to significant risks and uncertainties which may cause actual results to differ materially from those contemplated in the forward-looking statements. The following factors, among others, could cause actual results to differ from those set forth in the forward-looking statements: increased competition and its effect on pricing, spending, third-party relationships and revenues; and the risk of new and changing regulation. Additional factors which may cause First Banks' results to differ materially from those described in the forward-looking statements may be found in First Banks' most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q, as filed with the Securities and Exchange Commission ("SEC") and available at the SEC's internet site (http://www.sec.gov). The forward-looking statements in this press release speak only as of the date of the press release, and First Banks does not assume any obligation to update the forward-looking statements or to update the reasons why actual results could differ from those contained in the forward-looking statements.


                                                  FIRST BANKS, INC.
                                                  FINANCIAL SUMMARY
                                        (in thousands, except per share data)
                                                     (unaudited)


                                               Selected Operating Data

                                                                Three Months Ended          Year Ended
                                                                   December 31,            December 31,
                                                              ---------------------    --------------------
                                                                 2005        2004        2005        2004
                                                                 ----        ----        ----        ----

   Interest income........................................... $ 136,723     102,609     493,940     394,782
   Interest expense..........................................    49,588      28,461     168,259      94,767
                                                              ---------    --------    --------    --------
       Net interest income...................................    87,135      74,148     325,681     300,015
   Provision for loan losses.................................     4,000       2,500      (4,000)     25,750
                                                              ---------    --------    --------    --------
       Net interest income after provision for loan losses...    83,135      71,648     329,681     274,265
                                                              ---------    --------    --------    --------
   Noninterest income........................................    23,304      20,841      94,743      83,486
   Noninterest expense.......................................    75,329      63,107     276,296     229,505
                                                              ---------    --------    --------    --------
       Income before provision for income taxes and
           minority interest in loss of subsidiary...........    31,110      29,382     148,128     128,246
   Provision for income taxes ...............................    10,941      10,494      52,509      45,338
                                                              ---------    --------    --------    --------
       Income before minority interest in loss of subsidiary.    20,169      18,888      95,619      82,908
   Minority interest in loss of subsidiary...................      (251)         --      (1,287)         --
                                                              ---------    --------    --------    --------
       Net income............................................ $  20,420      18,888      96,906      82,908
                                                              =========    ========    ========    ========

   Basic earnings per common share........................... $  851.91      787.25    4,062.36    3,470.80
                                                              =========    ========    ========    ========

   Diluted earnings per common share......................... $  846.12      780.71    4,007.46    3,421.58
                                                              =========    ========    ========    ========


                                               Selected Financial Data

                                                                          December 31,     December 31,
                                                                              2005             2004
                                                                              ----             ----

   Total assets.......................................................... $9,170,333        8,732,841
   Investment securities.................................................  1,340,783        1,813,349
   Loans, net of unearned discount.......................................  7,020,771        6,137,968
   Allowance for loan losses.............................................    135,330          150,707
   Deposits..............................................................  7,541,831        7,151,970
   Other borrowings......................................................    539,174          594,750
   Note payable..........................................................    100,000           15,000
   Subordinated debentures...............................................    215,461          273,300
   Stockholders' equity..................................................    678,938          600,893
   Nonperforming assets..................................................     98,873           89,830


                                              Selected Financial Ratios

                                                              Three Months Ended            Year Ended
                                                                 December 31,              December 31,
                                                              ------------------          ---------------
                                                               2005        2004            2005     2004
                                                               ----        ----            ----     ----

   Return on average assets.................................   0.89%       0.93%           1.10%    1.10%
   Return on average equity.................................  11.94       12.55           15.11    14.44
   Net interest margin......................................   4.12        3.99            4.01     4.36
   Efficiency ratio.........................................  68.21       66.44           65.72    59.84
